Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE

Contact: Michael O. Gilles

978-720-1226

BEVERLY NATIONAL CORPORATION

COMPLETES SALE OF 805,000 SHARES OF COMMON STOCK

(Beverly, MA) July 19, 2006—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (the “Bank”), announced that the Company had completed the sale of 805,000 shares of its common stock, including 105,000 shares of common stock sold pursuant to the exercise of the underwriter’s over-allotment option, at an offering price of $22.00 per share in a public offering underwritten by Sandler O’Neill & Partners, L.P. Of the more than $16 million in net proceeds from the offering, the Company contributed $12 million in additional capital to the Bank to assist in funding its growth and expansion plans.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.